Exhibit 99.1 Press Release

Data I/O Acquires Software Technology to
Accelerate New Product Development and Enter New Markets

REDMOND, WA – May 3, 2011—Data I/O Corporation (NASDAQ: DAIO), the leading manufacturer of hardware and software solutions for programming Flash memory and microcontrollers used in Smartphones, tablet computers, automotive electronics, and consumer products, announces the purchase of software technology in the form of source code, patents, and other intellectual property for approximately $3 million through a combination of cash and equity in a move to strengthen Data I/O’s technology base and expand its software offerings to reach larger markets than those which Data I/O’s products currently address.

“The software technology obtained through this acquisition provides fundamental technology that will be incorporated into new products currently under development and will be the basis for new software offerings in adjacent market spaces.  This will be a foundational element for creating growth.” said Fred Hume, President and CEO.  “This software complements our hardware offerings and enhances the entire Data I/O product portfolio.”

Data I/O will purchase the software technology for $2 million in cash and 163,934 shares (approximately $1 million) of company common stock.  Also, Data I/O will pay the seller royalties of 4% of directly associated revenues for a period of 5 years from closing date of this transaction. In conjunction with the acquisition, Data I/O has hired two individuals that will assist in transferring the technology and implementing it in the company’s product lines.

The securities described herein have not been registered under the U.S. Securities Act of l933, as amended, or any state securities laws and may not be offered or sold in the United States or to U.S. persons unless an exemption from registration is available. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Data I/O Corporation
For nearly 40 years, Data I/O Corporation has been the world leader in the manufacture, distribution and service of innovative solutions for programmable devices. Since 1972, we have championed the use and growth of programmable devices in a wide variety of industries and products. Today, our customers manufacture millions of products each year using Data I/O programming solutions to reliably, securely, and cost-effectively implement their Intellectual Property into programmable devices. And for the future, virtually every new electronic product produced by OEM, ODM, or EMS facilities represents another potential customer for Data I/O solutions.

In collaborative innovation with its customers, Data I/O provides programming solutions for devices in any package, whether programmed in a socket or on a circuit board. Our expertise in programmable integrated circuits, global supply chain processes, and IP management and protection helps bring innovative new products to life. Data I/O joins in partnership with our customers to provide "Application Innovation" solutions that integrate device management into existing business processes. These solutions are backed by a global network of Data I/O support and service providers, assuring success for our customers.

For further information on Data I/O, please visit www.dataio.com or call 800-426-1045.

Contact:

Joel Hatlen	Hayden IR
Vice President and Chief Financial Officer	Brett Maas, Managing Partner
Data I/O Corporation	(646) 536-7331
6464 185th Ave. NE, Suite 101	Email: brett@haydenir.com - or -
Redmond, WA 98052	Dave Fore, Client Manager & Senior Research Analyst
(425) 881-6444	(206) 450-2151
investorrelations@dataio.com	Email: dave@haydenir.com